EXHIBIT 10.1

BIOPHAN TECHNOLOGIES, INC.
2001 STOCK OPTION PLAN

(As Amended and Restated Effective July 27, 2005)

1. Title and Purpose. The plan described herein shall be known as the "Biophan Technologies, Inc. 2001 Stock Option Plan" (the "Plan"). The purpose of the Plan is to advance the interests of Biophan Technologies, Inc. (the "Company") and its shareholders by strengthening the Company's ability to attract and retain individuals of training, experience, and ability as officers, key employees, directors and consultants and to furnish additional incentive to such key individuals to promote the Company's financial success by providing them with an equity ownership in the Company commensurate with Company performance, as reflected in increased shareholder value. It is the intent of the Company that such individuals be encouraged to obtain and retain an equity interest in the Company and each Participant will be specifically apprised of said intent.

This July 27, 2005 Restatement was adopted by the Board on June 9, 2005 to become effective on July 27, 2005 upon stockholder approval at the 2005 Annual Meeting. The purpose of this July 27, 2005 Restatement is to effect the following changes to the Plan:

(i) revise the automatic grant program in effect for the Non-Employee Directors by increasing the maximum number of shares for which Awards may be made per Non-Employee Director each year, imposing a vesting schedule on each such Award, authorizing the Committee to determine whether the Awards are to be made in the form of Options, Restricted Stock or Restricted Stock Units and increasing the maximum term of any Option granted under such program from five (5) to ten (10) years and the post-service exercise period for such option from three (3) months to one year.

(ii) eliminate the ability of the Committee as plan administrator to grant Options with an option price less than the Fair Market Value per share of Common Stock on the grant date;

(iii) expand the class of individuals eligible to receive discretionary Awards under the Plan to include the Non-Employee Directors;

(iv) provide the Committee with the authority as plan administrator to grant restricted stock units which provide for the vesting and issuance of the underlying shares of Common Stock following, the attainment of pre-established performance goals or the satisfaction of specified service requirements;

(v)   include a series of performance criteria which the Committee as plan administrator may utilize in establishing specific targets to be attained as a condition to the vesting of one or more restricted stock or restricted stock unit awards under the Plan so as to qualify the compensation attributable to those awards as performance-based compensation under Code Section 162(m); and

(vi) effect a series of technical revisions to the Plan in order to facilitate the administration of the Plan and comply with recent changes in the laws and regulations applicable to the Plan and the Awards made hereunder.

The changes effected by the July 17, 2005 shall not become effective unless and until approved by the Company’s stockholders at the 2005 Annual Stockholders Meeting and shall, upon such stockholder approval, apply only to Awards made on or after that date and shall not affect any previously granted Awards made the Plan.

2. Definitions. As used herein, the following words or terms have the meaning set forth below.

   2.1 "Award" means an award granted to any key employee, officer, consultant, or Non-Employee Director in accordance with the provisions of the Plan in the form of Options, Restricted Stock or Restricted Stock Units.

   2.2 "Award Agreement" means the written agreement evidencing each Award of Restricted Stock or Restricted Stock Units made under the Plan.

   2.3 "Board" means the Board of Directors of the Company, except that, whenever action is to be taken under the Plan with respect to a Reporting Person, "Board" shall mean only such directors who are disinterested persons within the meaning of Rule 16b-3 under the Exchange Act or any successor rule.

   2.4 "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

   2.5 "Committee" means the Compensation Committee of the Board and any other committee of one or more Board members as may be designated by the Board to administer the Plan with respect to eligible individuals other than Reporting Persons. Accordingly, the term “Committee” shall mean the Compensation Committee and such other committee, to the extent each such entity is acting within the scope of its administrative authority under the Plan.

   2.6 "Common Stock" or "Stock” means the Company's $.005 par value Common Shares.

   2.7 "Company" means Biophan Technologies, Inc., a corporation established under the laws of the State of Nevada, and its subsidiaries; provided that with respect to Incentive Stock Options, “subsidiary” shall mean a “subsidiary corporation” as defined in Section 424(f) of the Code.

   2.8 "Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or to exercise rights of the Participant in the event of the Participant's death. In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant's estate.

   2.9 "Disability means the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which is or can be expected to last for a period of not less than twelve months, all as verified by a physician acceptable to, or selected by, the Company.  However, solely for purposes of the option grants made under Section 8 of the Plan, Disability shall mean the inability of the Non-Employee Director to perform his or her usual duties in such capacity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

2.10 "Disinterested Person" means a Non-Employee Director who satisfies the requirements set forth in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission pursuant to its authority under the Exchange Act.

   2.11 "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute.

2.12  "Fair Market Value" means the fair market value per share of Common Stock on a given date, which shall be (i) if the shares of Common Stock are listed on a national exchange, then the closing price per share of Common Stock on such stock exchange on such date, provided at least one sale of Common Stock took place on such exchange on such date, and, if not, then on the basis of the closing price on the last preceding date on which at least one sale on such exchange did occur, or (ii) if the shares of Common Stock are not listed on a national exchange, then the last reported sale price per share of Common Stock in the over-the-counter market on such date, as reported by the National Association of Securities Dealers, Inc. OTC Bulletin Board, the National Quotation Bureau Incorporated or any similar organization or agency reporting prices in the over-the-counter market, or (iii) if the shares of Common Stock are not publicly traded, then the value as determined by the Board in good faith.

   2.13 "Incentive Stock Option" ("ISO") means an Option which is intended to satisfy the requirements of Section 422 of the Code or any successor provision.

   2.14 "Non-Employee Director" means a member of the Board who is not an employee of the Company.

   2.15  "Nonstatutory Stock Option" ("NSO") means an Option which is not intended to qualify as an Incentive Stock Option.

   2.16  "Option" means any Option granted under the Plan and includes an Incentive Stock Option and a Nonstatutory Stock Option.

   2.17  "Option Agreement" means the written agreement evidencing each Option granted under the Plan.

   2.18  "Option Price" means the purchase price per share of Common Stock upon the exercise of an Option.

   2.19 "Outside Director" shall have the same meaning as defined or interpreted for purposes of Section 162(m) of the Code.

   2.20  "Participant" means an individual who has been granted an Award under the Plan.

   2.21  "Reporting Person" means a person required to file reports under Section 16(a) of the Exchange Act or any successor statute.

   2.22  "Restricted Stock" means Stock awarded under Section 10 of the Plan which is subject to certain forfeiture provisions or restrictions on transfer.

2.23 “Restricted Stock Units” mean the right to receive shares of Common Stock upon, or after the expiration of a designated time period following, the attainment of pre-established performance goals or the satisfaction of specified service requirements

   2.24 "Retirement" means termination of employment with the Company if such termination of employment constitutes normal retirement, early retirement, disability retirement or other retirement as provided for at the time of such termination of employment under the applicable retirement program then maintained by the Company, provided that the Participant does not continue in the employment of the Company.

   2.25  "Scientific Advisory Board" means the advisory board consisting of noted scientists who advise the Company on the development of its technology.

 3.  Shares Subject to the Plan. Subject to adjustment as provided in Section 12 below, an aggregate of 13,000,000 shares of Common Stock shall be available for Awards under the Plan. Such shares may be authorized but previously unissued shares or shares reacquired by the Company, including shares purchased in the open market. In the event that any outstanding Option granted under the Plan for any reason expires or is terminated without having been exercised in full, or any shares of Restricted Stock or any Restricted Stock Units are forfeited, the shares allocable to the unexercised portion of such Option or subject to the forfeited Restricted Stock Units, together with any forfeited shares of such Restricted Stock, shall (unless the Plan shall have been terminated) become available for subsequent Awards under the Plan; provided that in no event may the number of shares issued hereunder exceed the total number of shares reserved for issuance. Subject to adjustment as provided in Section 12 below, no one person participating in the Plan may receive stock options, Restricted Stock or Restricted Stock Units for more than 2,000,000 shares of Common Stock in the aggregate per calendar year.

4.  Administration of the Plan.

   4.1  The Plan shall be administered by the Compensation Committee of the Board. Except in instances where not otherwise administratively practicable, each individual appointed to the Compensation Committee shall be both a Disinterested Person and an Outside Director. The Board may appoint a secondary Committee of one or more Board members with separate but concurrent authority with the Compensation Committee to administer the Plan with respect to eligible individuals other than Reporting Persons. All automatic grants to Non-Employee Directors and Scientific Advisory Board Members under Sections 8 and 9 shall be made in strict accordance with the express terms and provisions of those sections of the Plan. Subject to the preceding sentence and the provisions set forth herein, each Committee acting within the scope of its administrative authority under the Plan shall have full authority to determine which eligible individuals are to be granted Awards under the Plan and the time or times at which those Awards are to be made, to determine the provisions of Awards, to interpret the terms of the Plan and of Awards made under the Plan, to adopt, amend and rescind rules and guidelines for the administration of the Plan and for its own acts and proceedings and to decide all questions and settle all controversies and disputes which may arise in connection with the Plan. The Committee shall report any action taken by it to the meeting of the Board next following such action.

   4.2  The decision of the Committee on any matter as to which the Committee is given authority shall be final and binding on all persons concerned. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award made under it.

4.3 Any Award made to a member of the Compensation Committee other than pursuant to the automatic grants made pursuant to Section 8 of the Plan must be approved by a disinterested majority of the Board.

 5.  Indemnification of the Committee. In addition to such other rights of indemnification as they may have as directors of the Company or as members of the Committee or otherwise, the members of the Committee shall be indemnified by the Company as and to the fullest extent permitted by law, including without limitation, indemnification against the reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Awards granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence, bad faith or misconduct in the performance of his duties; provided that within 60 days after institution of such action, suit or proceeding a Committee member shall, in writing, offer the Company the opportunity, at its own expense, to handle and defend the same.

 6.  Types of Awards Under the Plan. Awards under the Plan may be in the form of any one or more of the following:

   Incentive Stock Options (ISOs)
   Nonstatutory Stock Options (NSOs)
   Restricted Stock
Restricted Stock Units

All Awards shall be subject to the terms and conditions set forth herein and to such other terms and conditions as may be established by the Committee. Determinations by the Committee under the Plan (including without limitation, determinations of the Participants, the form, amount and timing of Awards, the terms and provisions of Awards, and the agreements evidencing Awards need not be uniform and may be made selectively among Participants who receive, or are eligible to receive, Awards hereunder, whether or not such Participants are similarly situated. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant of the Award or any time thereafter.

 7.  Incentive Stock Options and Nonstatutory Stock Options.

   7.1  Eligibility. The persons eligible to receive Options under the Plan are as follows:

(i) officers and key employees of the Company or any Subsidiary,

(ii) the Non-Employee Directors and the non-employee members of the board of directors of any Subsidiary, and

(iii)  consultants and other independent advisors (including, without limitation, members of the Scientific Advisory Board) who provide services to the Company or any Subsidiary.

An employee owning stock possessing more than 10% of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary corporation ("Ten Percent Stockholder") is not eligible to receive an ISO unless the option price is at least 110% of the Fair Market Value of the Common Stock at the time the ISO is granted and the ISO option by its terms is not exercisable more than five years from the date it is granted. Restricted Stock and Common Stock which a grantee may purchase under outstanding Options or which is subject to an outstanding Restricted Stock Units awarded to such grantee shall be treated as stock owned by such grantee for purposes of this calculation. The Committee also may authorize the granting of ISOs and NSOs to prospective employees. In the case of a prospective employee, the grant of an ISO or NSO shall be on the condition of employment by the Company in a key position, and the date of the grant of the ISO or NSO shall be the date such employment begins or such later date as the Committee may have specified when authorizing the grant.

   7.2  Grant of ISOs and NSOs

   7.2.1 From time to time while the Plan is in effect, the Committee may, in its absolute discretion, select from among persons eligible to receive ISOs and NSOs (including persons to whom ISOs and NSOs were previously granted) those persons to whom ISOs and NSOs are to be granted.

   7.2.2 The Committee shall, in its absolute discretion, determine the number of shares of Common Stock to be subject to each ISO and NSO made by it under the Plan.

   7.2.3 The Committee shall determine at the time of each grant hereunder whether the option is an ISO or NSO. The terms and conditions of ISOs shall be subject to and comply with Section 422 of the Code or any successor provision, and any regulations thereunder.

   7.3  Option Price. The option price per share of Common Stock with respect to each ISO and NSO shall not be less than 100% of the Fair Market Value per share at the time the ISO or NSO is granted.

   7.4  Period of Options. An ISO and NSO shall be exercisable during such period of time as the Committee may specify, subject, in the case of ISOs, to any limitation required by the Code. No ISO or NSO shall be exercisable after the expiration of 10 years from the date the ISO or NSO is granted.

   7.5  Vesting of Options. Each ISO and NSO shall be exercisable at such time or times as the Committee shall determine. In the case of an ISO or NSO exercisable in installments, the Committee may later determine to accelerate the time at which one or more of such installments may be exercised. The Committee may impose such conditions with respect to the exercise of ISOs and NSOs, including conditions relating to the attainment of specific pre-determined stock price goals or other performance criteria or conditions relating to applicable federal or state tax or securities laws, as it considers necessary or advisable and such conditions may differ with respect to each Participant.

   7.6  Limitation on Grant of ISOs. The aggregate Fair Market Value (determined as of the date the ISO is granted) of the shares with respect to which ISOs are exercisable for the first time by a grantee during any calendar year (under all such plans of the Company) shall not exceed $100,000.

   7.7  Options Non-Transferable. No ISO or NSO granted under the Plan shall be transferable other than by will or by the laws of descent and distribution. No interest of a Participant under an ISO or NSO or the Plan shall be subject to the attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal equitable process. During the lifetime of the Participant, ISOs and NSOs shall be exercisable only by the Participant who received them.

7.8  Termination of Employment.

   7.8.1 Death During or After Employment. If a Participant dies during employment or within three (3) months after terminating employment, and at a time when the Participant is entitled to exercise an ISO or NSO, then at any time or times within one year after death (or such greater or lesser period after death as the Committee may authorize for inclusion in the documentation evidencing the ISO or NSO) such ISO or NSO may be exercised, but only as to any or all of those shares which the Participant was entitled to purchase immediately prior to the Participant's death (unless the Committee within thirty (30) days after the Participant's death shall have accelerated the vesting of the ISO or NSO). ISOs or NSOs exercisable after death may be exercised by the Participant's Designated Beneficiary, and except as so exercised, shall expire at the end of the specified post-death exercise period. In no event, however, may any ISO or NSO granted under the Plan be exercised after the expiration date of the maximum term established for the ISO or NSO at the time of grant.

   7.8.2 Retirement or Disability. In the event of a Participant's Retirement or Disability at a time when the Participant is entitled to exercise an ISO or NSO, then within three months after Retirement or one year after Disability (or such greater or lesser period after Retirement or Disability as the Committee may authorize for inclusion in the documentation evidencing the ISO or NSO) the Participant may exercise such ISO or NSO only as to those shares which the Participant was entitled to purchase immediately prior to such Retirement or Disability (unless the Committee within thirty (30) days after the Participant's Retirement or Disability shall have accelerated the vesting of the ISO or NSO). If the Participant dies within the specified post-Retirement or post-Disability exercise period, the Participant's ISO or NSO may be exercised by the Participant's Designated Beneficiary, to the same extent as if the deceased Participant had survived, during the greater of (i) one year from the date of his death or, if a post-Retirement or post-Disability exercise period greater than three months or one year, respectively, was specified in the ISO or NSO documentation, (ii) the remainder of that longer period.

Except as exercised within the applicable period described above, each ISO or NSO shall expire at the end of such period. In no event, however, may any ISO or NSO granted under the Plan be exercised after the expiration date of the maximum term established for the ISO or NSO at the time of grant.

   7.8.3 Other Terminations of Employment. If the employment of a Participant is terminated for cause, the Participant's option rights, both accrued and future, under any then outstanding ISO or NSO shall be forfeited and terminated immediately and may not thereafter be exercised to any extent.

If the employment of a Participant is terminated for any reason other than cause, death, Retirement or Disability at a time when the Participant is entitled to exercise an ISO or NSO, then within three months after such termination of employment (or such greater or lesser period after termination of employment as the Committee may authorized for inclusion in the documentation evidencing the ISO or NSO), the Participant may exercise such ISO or NSO only as to those shares which the Participant was entitled to purchase immediately prior to such termination of employment (unless the Committee within thirty (30) days after the Participant's termination of employment shall have accelerated the vesting of the ISO or NSO). If the Participant dies within the specified post-termination of employment exercise period, the Participant's ISO or NSO may be exercised by the Participant's Designated Beneficiary, to the same extent as if the deceased Participant had survived, during a period equal to the greater of one year from the date of the Participant's death or the remainder of such specified post-termination of employment exercise period. In no event, however, may any ISO or NSO granted under the Plan be exercised after the expiration date of the maximum term established for the ISO or NSO at the time of grant.

If the Committee so decides, an ISO or NSO may provide that a leave of absence granted by the Company is not a termination of employment for the purpose of this subsection 7.8.3 and, in the absence of such a provision, the Committee may, in any particular case, determine that such a leave of absence is not a termination of employment for such purpose.

   7.8.4 Notwithstanding the terms and provisions of Sections 7.8.1, 7.8.2, and 7.8.3, the Committee, at any time, may establish such other terms and provisions with respect to the exercise of an ISO or NSO by a Participant upon the death, Disability, or other termination of employment of such person as it, in its sole discretion, deems advisable.

7.9 Discretionary Authority to Effect Certain Changes. The Committee shall have complete discretion, exercisable either at the time while an Option granted under this Section 7 remains outstanding, to effect any or all of the following changes to that Option:

(i)  extend the period of time for which the Option is to remain exercisable following the Participant’s termination of employment from the limited exercise period otherwise in effect for that Option to such greater period of time as the Committee Administrator shall deem appropriate, but in no event beyond the expiration of the option term,

(ii) include an automatic extension provision whereby the specified post-employment exercise period in effect for the Option shall automatically be extended by an additional period of time equal in duration to any interval within the specified post-employment exercise period during which the exercise of that Option or the immediate sale of the shares acquired under such Option could not be effected in compliance with applicable federal and state securities laws, but in no event shall such an extension result in the continuation of such Option beyond the expiration date of the term of that Option, and/or

(iii) accelerate the vesting and exercisability of the Option in whole or in part.

8. Non-Employee Director Stock Options.

8.1 Restatement of Automatic Grant Program. The provisions of this amended and restated Section 8 automatic grant program for the Non-Employee Directors shall become effective upon stockholder approval of the July 27, 2005 restatement of the Plan at the 2005 Stockholders Meeting, and the initial grants under the amended and restated program will be made at the 2005 Stockholder Meeting if the restatement is approved by the stockholders. All Options previously granted under the Plan to the Non-Employee Directors, whether pursuant to Section 8 as in effect prior to the July 27, 2005 restatement or any other provision of the Plan, which are outstanding under that Plan on date of the 2005 Annual Stockholders Meeting shall continue in full force and effect in accordance with their terms, and no provision of the July 27, 2005 restatement of the Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of those Options with respect to their acquisition of shares of Common Stock thereunder.

8.2 Automatic Grants. On the date of each annual stockholders meeting, beginning with the 2005 Annual Meeting, each individual who is to continue to serve as a Non-Employee Director, whether or not that individual is standing for re-election to the Board at that particular annual meeting, shall automatically be granted a NSO to purchase not more than fifty thousand (50,000) shares of Common Stock, provided such individual has not otherwise received an Award under the Plan within the preceding six (6) months. There shall be no limit on the number of such annual Option grants any one continuing Non-Employee Director may receive over his or her period of Board service. The actual number of shares for which such annual Option grants are made to each continuing Non-Employee Director shall (subject to the 50,000-share limit) be determined by the Committee on or before the date of the annual stockholders meeting at which those grants are to be made.

8.3  Option Price. The option price per share shall be equal to one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

8.4 Option Term. Each Option shall have a maximum term of ten (10) years measured from the option grant date, subject to earlier termination following the Non-Employee Director’s cessation of service as a Board member.

8.5 Vesting. Each Option shall vest and become exercisable for all the option shares upon the earlier of (i) the Non-Employee Director’s completion of the one (1)-year period of service as Board member measured from the grant date or (ii) his or her continuation in such Board service through the day immediately preceding the next annual stockholders meeting following such grant date.

   8.6 Options Non-Transferable. No Option granted under this Section 8 shall be transferable other than by will or by the laws of descent and distribution. No interest of a Non-Employee Director under such Option or the Plan shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process. During the lifetime of the Non-Employee Director, the Options under this Section 8 shall be exercisable only by the Non-Employee Director who received them.

8.7  Termination of Board Service. The following provisions shall govern the exercise of any Options granted to a Non-Employee Director under this Section 8 and outstanding at the time of his or her cessation of Board service:

(i)  The Non-Employee Director (or, in the event of the Non-Employee Director’s death while holding the Option, the personal representative of his or her estate or his or her Designated Beneficiary) shall have a twelve (12)-month period following the date of his or her cessation of Board service in which to exercise such Option.

(ii) During the twelve (12)-month exercise period, the Option may not be exercised in the aggregate for more than the number of shares of Common Stock for which the Option is exercisable at the time of the Non-Employee Director’s cessation of Board service. However, should the Non-Employee Director cease to serve as a Board member by reason of death or Disability, then the Option shall immediately become exercisable for all of the option shares, and such Option may, during the twelve (12)-month exercise period following such cessation of Board service, be exercised for any or all of those shares as fully vested shares of Common Stock.

(iii) In no event shall the Option remain exercisable after the expiration of the option term. Upon the expiration of the twelve (12)-month exercise period or (if earlier) upon the expiration of the option term, the Option shall terminate and cease to be outstanding for any shares for which the Option has not been exercised. However, the Option shall, immediately upon the Non-Employee Director’s cessation of Board service for any reason (other than cessation of Board service by reason of death or Disability), terminate and cease to be outstanding to the extent the Option is not otherwise at that time exercisable for one or more of the option shares.

8.8  Remaining Terms. The remaining terms of each grant shall be the same as the terms in effect for all other NSO grants made under the Plan, including (without limitation) the vesting acceleration provisions of Section 12.2.

8.9 Alternative Awards. The Committee shall have full power and authority to award, in lieu of one or more annual automatic Option grants under this Section 8, shares of Restricted Stock or Restricted Stock Units which in each instance have an aggregate Fair Market Value substantially equal to the fair value (as determined for financial reporting purposes in accordance with Financial Accounting Standard 123R or any successor standard) of the automatic Option grant which such award replaces. Any such alternative award shall be made at the same time the automatic Option grant which it replaces would have been made, and the vesting provisions (including vesting acceleration in accordance with Section 12.2) applicable to such award shall be substantially the same as in effect for the automatic Option grant so replaced.

9. Scientific Advisory Board Member Stock Options.

9.1 Restatement of Automatic Grant Program. The provisions of this amended and restated Section 9 automatic grant program for the Scientific Advisory Board Members shall become effective upon stockholder approval of the July 27, 2005 restatement of the Plan at the 2005 Stockholders Meeting, and the initial grants under the amended and restated program will be made on February 1, 2006 if the restatement is approved by the stockholders. All Options previously granted under the Plan to the Scientific Advisory Board Members which are outstanding under that Plan on date of the 2005 Annual Stockholders Meeting shall continue in full force and effect in accordance with their terms, and no provision of the July 27, 2005 restatement of the Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of those Options with respect to their acquisition of shares of Common Stock thereunder.

9.2 Automatic Grants. On the first business day in February each year, beginning February 1, 2006, each individual who is to continue to serve as a Scientific Advisory Board Member shall automatically be granted a NSO to purchase eight thousand three hundred thirty three (8,333) shares of Common Stock. However, if such individual has not been a Scientific Advisory Board Member for the entire twelve (12)-month period ending immediately prior to the grant date, then the number of shares subject to the grant shall be pro-rated to reflect the portion of such period during which such individual actually served in that capacity. There shall be no limit on the number of such annual share Option grants any one continuing Scientific Advisory Board Member receive over his or her period of service in such capacity.

9.3  Option Price. The option price per share shall be equal to one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

9.4 Option Term. Each Option shall have a maximum term of ten (10) years measured from the option grant date, subject to earlier termination following the Scientific Advisory Board Member’s cessation of service in such capacity.

9.5 Vesting. Each Option granted under this Section 9 to a Scientific Advisory Board Member shall be fully vested and immediately exercisable for any or all of the option shares.

   9.6 Options Non-Transferable. No Option granted under this Section 9 shall be transferable other than by will or by the laws of descent and distribution. No interest of a Scientific Advisory Board Member under such Option or the Plan shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process. During the lifetime of the Scientific Advisory Board Member, the Options under this Section 9 shall be exercisable only by the Scientific Advisory Board Member who received them.

9.7  Termination of Service. The following provisions shall govern the exercise of any Options granted to a Scientific Advisory Board Member under this Section 9 and outstanding at the time of his or her cessation of service in such capacity:

(i)  Should the Scientific Advisory Board Member cease service in such capacity for any reason (other than for cause), then such Scientific Advisory Board Member (or, in the event of the Scientific Advisory Board Member’s death while holding the option, the personal representative of his or her estate or his or her Designated Beneficiary) shall have a twelve (12)-month period following the date of such cessation of service in which to exercise such Option.

(ii)  In no event shall the Option remain exercisable after the expiration of the option term. Upon the expiration of the applicable twelve (12)-month exercise period or (if earlier) upon the expiration of the option term, the Option shall terminate and cease to be outstanding for any shares for which the Option has not been exercised.

(iii)  Should the Scientific Advisory Board Member be discharged from service for cause, then all Options granted to such individual shall immediately terminate and cease to be exercisable for any of the option shares.

9.8  Remaining Terms. The remaining terms of each grant shall be the same as the terms in effect for all other NSO grants made under the Plan, including (without limitation) the vesting acceleration provisions of Section 12.2.

10. General Provisions Applicable to All Options.

   10.1  Exercise of Options; Payment of Option Price. Options may be exercised (in full or in part) only by written notice of exercise delivered to the Company at its principal executive office, accompanied by payment equal to the full Option Price for the shares of Stock which are exercised, unless the Option is to be exercised pursuant to the same day exercise and sale procedure described in the next sentence. The Option Price of each share of Common Stock purchased upon exercise of an Option shall be paid in full in cash at the time of exercise; by delivery to the Company shares of Common Stock owned by the Participant, by delivering to the Company (i) irrevocable instructions to deliver the stock certificates representing the shares of Stock for which the Option is being exercised, directly to a broker, and (ii) instructions to the broker to sell such shares of Stock and deliver to the Company on the settlement date the portion of the proceeds equal to the total Option Price; or in any combination thereof. For purposes of making payment in shares of Common Stock, such shares shall be valued at their Fair Market Value on the date of exercise of the Option and shall have been held by the Participant for the requisite period (if any) necessary to avoid any resulting charge to the Company’s earnings for financial reporting purposes.

   10.2  Documentation of Options. Each Option Agreement shall specify the terms and conditions of the Option and contain such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles. The Option Agreement with respect to ISOs shall provide, among other things, that the Participant shall advise the Company immediately upon any sale or transfer of shares of Common Stock received upon exercise of the Option to the extent such sale or transfer takes place prior to the later of two (2) years from the date of grant or one (1) year from the date of exercise.

   10.3  Tax Withholding. The Committee shall require, on such terms as it deems necessary, that the Participant pay to the Company or make other satisfactory provision for payment of, any federal, state or local taxes required by law to be withheld in respect to Options under the Plan. In the Committee's discretion, such tax withholding obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Option creating the withholding tax obligation, valued at their Fair Market Value on the date of delivery. The Company may, to the extent permitted by law, deduct any such withholding tax obligations from any payment of any kind otherwise due to the Participant.

   10.4  Amendment of Options. The Committee may modify or amend any outstanding Option if it determines, in its sole discretion, that amendment is necessary or advisable in the light of any addition to or change in the Code or in the regulations issued thereunder, or any federal or state securities laws or other law or regulation, which change occurs after the date of grant of the Option and by its terms applies to the Option. In addition, subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, amend, extend or renew outstanding Options granted under the Plan, or accept the surrender of outstanding Options under the Plan or under any other stock option plan of the Company (to the extent not theretofore exercised) and authorize the granting of new Options under the Plan in substitution therefor (to the extent not theretofore exercised). No amendment of an outstanding Option, however, may, without the consent of the Participant, make any changes which would adversely affect the rights of such Participant.

  11.  Restricted Stock.

   11.1 The Committee may, in its discretion, make Awards of Restricted Stock or Restricted Stock Units to such officers, key employees, Non-Employee Directors, Scientific Advisory Board Members and any other individuals eligible to receive ISO or NSO grants under Section 7.1 of the Plan, with such Awards to made in the manner provided in Section 6 of this Plan. Such Awards shall be evidenced by an Award Agreement in such form, and containing such terms and conditions as are not inconsistent with this Plan, as the Committee shall, from time to time, determine. Restricted Stock awarded hereunder shall be subject to such restrictions as may be determined by the Committee and set out in the Award Agreement.

   11.2  Restricted Stock shall be subject to a restriction period (after which restrictions will lapse) which shall mean a period commencing on the date the Award is granted and ending on such date as the Committee shall determine (the "Restriction Period"). The Committee may provide for the lapse of restrictions in installments where deemed appropriate.

11.3 Except when the Committee determines otherwise pursuant to Section 11.5, if a Participant terminates employment with the Company for any reason before the expiration of the Restriction Period, all shares of Restricted Stock still subject to the restriction shall be forfeited by the Participant and shall be reacquired by the Company.

   11.5  Except as otherwise provided in this Section 11, no shares of Restricted Stock received by a Participant shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restriction Period.

   11.5  In cases of death, Disability or Retirement or in cases of special circumstances, the Committee may, in its sole discretion when it finds that a waiver would be in the best interests of the Company, elect to waive any or all remaining restrictions with respect to such Participant's Restricted Stock. However, no vesting requirements tied to the attainment of performance goals may be waived with respect to Restricted Stock Awards which were intended, at the time those Awards were made, to qualify as performance-based compensation under Code Section 162(m), except otherwise provided in Section 12.2.

   11.6  The Committee may require, under such terms and conditions as it deems appropriate or desirable, that the certificates for the shares of Restricted Stock delivered under the Plan may be held in custody by a bank or other institution, or that the Company may itself hold such shares in custody until the Restriction Period expires or until restrictions thereon otherwise lapse, and may require, as a condition of any Award of Restricted Stock that the Participant shall have delivered a stock power endorsed in blank relating to the Restricted Stock.

   11.7  Subject to Section 11.6, each Participant entitled to receive shares of Restricted Stock under the Plan shall be issued a certificate for those shares. Such certificate shall be registered in the name of the Participant and shall bear an appropriate legend reciting the terms, conditions and restrictions, if any, applicable to such Award and shall be subject to appropriate stop-transfer orders.

   11.8  The restrictions imposed under this Section 11 shall apply as well to all shares or other securities issued in respect of the Restricted Stock in connection with any stock split, stock dividend, recapitalization, reclassification, merger, consolidation or reorganization, but such restrictions shall expire or terminate at such time or times as may be specified therefor in the Award Agreement.

11.9 Shares of Common Stock may also be issued under this Section 11 pursuant to Restricted Stock Units which entitle the recipients to receive the shares underlying those units upon the attainment of designated performance goals or the satisfaction of specified service requirements or upon the expiration of a designated time period following the vesting of those units.

11.10 Outstanding Restricted Stock Units shall automatically terminate, and no shares of Common Stock shall actually be issued in satisfaction of those units, if the performance goals or service requirements established for such units are not attained or satisfied. The Committee, however, shall have the discretionary authority to issue vested shares of Common Stock under one or more outstanding Restricted Stock Units as to which the designated performance goals or service requirements have not been attained or satisfied. However, no vesting requirements tied to the attainment of performance goals may be waived with respect to Restricted Stock Units which were intended, at the time those units were granted, to qualify as performance-based compensation under Code Section 162(m), except otherwise provided in Section 12.2

11.11 The Committee shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more Awards of Restrict Stock or Restricted Stock Units so that the shares of Common Stock subject to those Awards shall vest (or vest and become issuable) upon the achievement of certain pre-established corporate performance goals based on one or more of the following criteria: (1) return on total stockholder equity; (2) earnings per share of Common Stock; (3) net income (before or after taxes); (4) earnings before interest, taxes, depreciation and amortization; (5) sales or revenue targets; (6) return on assets, capital or investment; (7) cash flow; (8) market share; (9) cost reduction goals; (10) budget comparisons; (11) measures of customer satisfaction; (12) any combination of, or a specified increase in, any of the foregoing; (13) implementation or completion of projects or processes strategic or critical to the Company’s business operations; (14) achievement of advances in research; new product development; development of products to pre-clinical phase; commencement, advancement or completion of clinical trials for a product; FDA or other regulatory body approval for commercialization of products; (15) the listing of shares of the Company’s common stock for trading on a national securities exchange or national securities association; and (16) the formation of joint ventures, research or development collaborations, the execution of strategic licensing arrangements, the consummation of a major financing transaction or the completion of other corporate transactions intended to enhance the Company’s revenue or profitability or expand its customer base. In addition, such performance goals may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company’s business units or divisions or any Subsidiary. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned.

  12.  Adjustment Upon Changes in Capitalization; Changes in Control.

   12.1  If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, appropriate adjustments shall be made by the Compensation Committee to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which any one person may be granted Options, Restricted Stock and Restricted Stock Units under the Plan per calendar year, (iii) the maximum number and/or class of securities for which grants may subsequently be made under Section 8 to continuing Non-Employee Directors, (iv) the number and/or class of securities for which grants may subsequently be made under Section 9 to continuing Scientific Advisory Board Members, (v) the number and/or class of securities and the option price per share in effect under each outstanding Option under the Plan and (vi) the number and/or class of securities subject to each outstanding Restricted Stock or Restricted Stock Unit Award under the Plan and the issue price (if any) payable per share. Such adjustments to the outstanding Options and Restricted Stock and Restricted Stock Unit Awards are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under those Options and Awards. The adjustments determined by the Compensation Committee shall be final, binding and conclusive.

   12.2  Notwithstanding any provisions contained in this Plan or in an Option Agreement deferring the rights of a Participant to exercise the Option, the Option shall become fully vested and the Participant shall be entitled to exercise such Option, in whole or in part, (i) immediately following the first purchase of Common Stock pursuant to a tender offer or exchange offer (other than an offer by the Company) for all, or any part of, the Common Stock; or (ii) commencing on the date of approval by the shareholders of the Company of an agreement for (a) a merger or consolidation or similar transaction in which the Company is not the surviving corporation or (b) a sale or exchange or other disposition of all or substantially all of the Company's assets; or (iii) immediately following a "change of control" of the Company (as such term is defined in Section 12.3 hereinafter); provided, however, that the Option may be cancelled by the Company as of the effective day of any such reorganization, merger, consolidation, plan of exchange or of any dissolution or liquidation of the Company by giving notice to the Participant of its intention to do so and by permitting the purchase of all of the Shares then subject to the Option, for a period of approximately thirty (30) days thereafter.

   12.3 For the purposes of this Plan, a "change in control" of the Company shall be deemed to have occurred if (i) any "person" (as that term is used in Sections 12(d) and 14(d)(2) of the Exchange Act) is or becomes the "beneficial owner" (as that term is defined by the Securities and Exchange Commission for purposes of Section 13(d) of the Exchange Act), directly or indirectly, of more than 50% of the outstanding voting securities of the Company or its successors; or (ii) during any period of two consecutive years a majority of the Board of Directors no longer consists of individuals who were members of the Board of Directors at the beginning of such period, unless the election of each director who was not a director at the beginning of the period was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period.

   12.4  The restrictions applicable to outstanding Awards of Restricted Stock issued pursuant to Section 11 shall lapse, and the shares of Common Stock subject to outstanding Restricted Stock Units shall vest and become immediately issuable, upon the occurrence of an event specified in Section 12.2, and the Company shall issue stock certificates for such vested shares without a restrictive legend.

13.  Miscellaneous.

   13.1  No Right to Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment. The Company expressly reserves the right at any time to terminate the employment of a Participant, free from any liability or claim under the Plan except as may be expressly provided in the applicable Award.

   13.2  No Right to Continue as a Director or Advisor. The granting of any Award under the Plan shall not constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a Non-Employee Director or Scientific Advisory Board Member for any period of time.

   13.3  No Rights as Shareholder. Subject to the provisions of the applicable Option or other Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed under the Plan until such person becomes the holder thereof.

   13.4  No Fractional Shares. No fractional shares of Common Stock shall be issued under the Plan, and cash shall be paid in lieu of any fractional shares in settlement of Options or other Awards granted under the Plan.

   13.5  Unfunded Plan. The Plan shall be unfunded, shall not create (or be construed to create) a trust or a separate fund or funds, and shall not establish any fiduciary relationship between the Company and any Participant or other person.

   13.6  Successors and Assigns. The Plan shall be binding on all successors and assigns of the Participant, including without limitation the Participant's Designated Beneficiary or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

   13.7  Compliance With Other Laws and Regulations. The Plan, the grant and exercise of Awards under the Plan, and the obligation of the Company to transfer shares under such Awards shall be subject to all applicable federal and state laws, rules and regulations, including those related to disclosure of financial and other information to Participants, and to any approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to (a) the listing of such shares on any stock exchange on which the Common Stock may then be listed, where such listing is required under the rules or regulations of such exchange, and (b) the compliance with applicable federal and state securities laws and regulations relating to the issuance and delivery of such certificates; provided, however, that the Company shall make all reasonable efforts to so list such shares and to comply with such laws and regulations.

   13.8  Compliance with Rule 16b-3. With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

   13.9  Amendment of Plan. The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to Options and other Awards at the time outstanding under the Plan unless the affected Participant consents to such amendment or modification. In addition, amendments to the Plan will be subject to stockholder approval to the extent required under applicable law or regulation or pursuant to the listing standards of the stock exchange (or the Nasdaq National Market) on which the Common Stock is at the time primarily traded.

   13.10 Governing Law. To the extent not superseded by federal law, the provisions of the Plan shall be governed by and interpreted in accordance with the laws of the State of New York.

13.  Effective Date of Plan; Term of Plan. The June 27, 2005 restatement of the Plan shall become effective upon stockholder approval at the 2005 Annual Stockholders Meeting. The Plan shall terminate on June 1, 2011, and no Awards shall be granted under the Plan after that date, provided, however, that the Plan and all Awards granted under the Plan prior to such date shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.
Date Plan adopted by Board of Directors:	June 22, 2001

Date Plan approved by Shareholders:	July 19, 2001

Date First Amendment to the Plan approved by Board of Directors:	July 14, 2003

Date First Amendment to the Plan approved by Shareholders:	August 20, 2003

Date Second Amendment to Plan approved by Board of Directors:	May 10, 2004

Date Second Amendment to the Plan approved by Shareholders:	July 13, 2004

Date Amended and Restated Plan approved by Board of Directors	June 9, 2005

Date Amended and Restated Plan approved by Shareholders	June 27, 2005